RELEASE IMMEDIATELY

Contact:                 Frank Cinatl       888-ABATIX-X (888-222-8499)                             fcinatl@abatix.com

ABATIX CORP. SIGNS DEAL TO DISTRIBUTE RAPIDCOOLTM PRODUCTS

DALLAS, TEXAS, APRIL 14, 2004... ABATIX CORP. (NASDAQ ABIX) today announced it entered into an agreement with Goodwin Group LLC, the developer of the RapidCoolTM products (www.rapidcool.org). The agreement grants Abatix the exclusive worldwide rights to distribute RapidCoolTM. This unique, proprietary line of products actually removes heat from fire, metal, wood, skin, and other surfaces - fires are suppressed with less water and manpower; skin treated with the FDA approved RapidCoolTM burn cream heals more quickly; trees and other combustibles treated with RapidCoolTM refuse to ignite; expensive tool components in the industrial segment that are treated with RapidCoolTM generally have an extended life. All RapidCoolTM products are environmentally responsible, non-toxic, non hazardous and biodegradable.

Mr. Terry W. Shaver, President of Abatix, stated, "Adding new product lines, like RapidCoolTM, is part of our growth strategy. The exclusive distribution rights to this product line are exciting because it has the potential to be revolutionary. We are beginning the process of third party testing that will remove any questions as to the efficacy of the product and its non-toxic waste. In addition, the products are versatile, having many uses in many different industries."

“We are excited to have partnered with a company that shares similar goals and values. In addition, this partnership allows us to continue working to develop new products, our strength, yet gives us access to an established distribution channel,” said Frank Goodwin, founder of Goodwin Group LLC.

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: third party testing determines the product does not produce the desired results or that the product or product waste is toxic or hazardous, the market is unreceptive or unwilling to pay for a new, revolutionary product, or a competitive product is developed that outperforms the RapidCoolTM line of products.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental supply and homeland security industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Pacific Coast, Alaska and Hawaii.

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